Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Novan, Inc. of our report dated March 9, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 13 as to which the date is September 8, 2016, relating to the financial statements, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

September 19, 2016